EXHIBIT 99 (b)





             FORM 11-K INFORMATION FOR THE CP NATIONAL CORPORATION

                         INCENTIVE THRIFT SAVINGS PLAN

                FOR THE YEARS ENDED DECEMBER 31, 1993 and 1992








                      ITEM 1. CHANGES IN THE PLAN

There were no material changes in the CP National Incentive Thrift Savings Plan (the "Plan") during the year ended December 31, 1993. Effective with the cessation of contributions on July 31, 1992 in connection with the sale of substantially all of the assets of Ocean Technology, Inc. ("OTI"), a Schedule to the Plan was adopted by the Committee pursuant to the provisions of the Plan which provided that all accounts under the Plan, (including any Suspense Account maintained under Section 9.3 of the Plan not earlier forfeited) be 100% vested and nonforfeitable.

                      ITEM 2. CHANGES IN INVESTMENT POLICY

There were no material changes in investment policy with respect to the Plan during the fiscal year ended December 31, 1993.

                      ITEM 3. CONTRIBUTIONS UNDER THE PLAN

Beginning August 1, 1992, with the cessation of active participation of OTI employees, no more contributions, employee or employer have been into the Plan. Prior to the cessation of employer contributions, the Company's contributions had been equal to 50% of the pre-tax amount contributed by participants, which did not exceed 6% of the participants' base pay. For the 1992 plan year, the Company's contributions were equal to $141,369.

                      ITEM 4. PARTICIPATING EMPLOYEES

There were 593 employees who were participating in the Plan at December 31, 1993.

                      ITEM 5. ADMINISTRATION OF THE PLAN

A. During 1993 and 1992, the Company acted as the Plan's administrator through an Administrative Committee appointed by the Board of Directors of the Company. The complete mailing address of the Administrative Committee is One Allied Drive, Little Rock, AR 72203.

B. NationsBank of Texas, N.A. (the "Bank") acted as trustee under the Plan. The Bank's complete mailing address is 901 Main
    Street, P.O. Box 83222, Dallas, Texas  75283-2222.

C. No compensation has been paid to the administrators from the Plan during the years ended December 31, 1993 and 1992.

                      ITEM 6. CUSTODIAN OF INVESTMENTS

A.  The Bank acted as custodian of the assets of the Plan.

B. No compensation was received by any custodian of investments from the Plan during the years ended December 31, 1993 or 1992.

C. No bond was furnished by the custodian of the investments during the years ended December 31, 1993 or 1992.






                      ITEM 7. REPORTS TO PARTICIPATING EMPLOYEES

During 1993, each participating employee received a quarterly statement of their individual accounts. In addition, each participating employee received a copy of the 1992 Summary Annual
Report for the Plan.

                      ITEM 8. INVESTMENT OF FUNDS

Effective January 1, 1993, portions of the Plan's assets were invested in five different no-load mutual funds managed by Federated Securities Corporation. These mutual funds hold securities other than securities of ALLTEL Corporation. No brokerage commissions were paid by the Plan to the investment manager for any of the investments in these mutual funds. The remaining assets of the Plan were invested in ALLTEL Corporation common stock, $1.00 par value.

In 1992, a portion of the assets of the Plan were invested in the Evergreen Total Return Fund, a no-load mutual fund, holding securities other than securities of ALLTEL Corporation. No brokerage commission was paid by the Plan for the investment in the Evergreen Total Return Fund during the year ended December 31,
1992.

The Plan paid $1,200 in 1992 in commissions to Stephens Inc. (a shareholder of ALLTEL Corporation) for the purchase and sale of shares of ALLTEL Corporation common stock in the open market. No commissions were paid to Stephens Inc. in 1993.

                      ITEM 9. FINANCIAL STATEMENTS AND EXHIBITS

A.  FINANCIAL STATEMENTS
       (1) Financial Statements for the years ended December 31,
           1993 and 1992 are attached hereto.


















                           CP NATIONAL CORPORATION INCENTIVE
                                     THRIFT SAVINGS PLAN





                       FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
                        for the years ended December 31, 1993 and 1992
                    Together with Report of Independent Public Accountants


















                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Adminstrative Committee of
CP National Corporation Incentive
  Thrift Savings Plan:

                 We have audited the accompanying statements of net assets available for plan benefits of CP National Corporation Incentive Thrift Savings Plan as of December 31, 1993 and 1992, and the related statements of changes in net assets available for plan benefits for the years ended December 31, 1993 and 1992. These financial statements and the supplemental schedule referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and supplemental schedule based on our audits.

                 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                 In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1993 and 1992, and the changes in net assets available for plan benefits for the years ended December 31, 1993 and 1992, in conformity with generally accepted accounting principles.

                 Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental
Schedule of Reportable Transactions is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                        ARTHUR ANDERSEN & CO.

Little Rock, Arkansas,
April 25, 1994.

CP NATIONAL CORPORATION
INCENTIVE THRIFT SAVINGS PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS AS OF
DECEMBER 31, 1993



                                                            FEDERATED
                                                               STOCK &                                             ALLTEL
                            A G M             GROWTH           BOND        STOCK          GIC              STOCK       TOTAL

ASSETS
Investments,
  at Fair Value
  (Note 3):
   Federated Money
   Market Fund
   Auto Government
   Money Trust
   (768,128 shares,
    cost $768,128)       $  768,128       $        -        $     -         $    -         $    -         $    -      $  768,128

  Federated Growth Trust
   (11,278 shares, cost
    $300,333)                     -          271,454              -              -               -                 -      271,454

  Federated Stock &
  Bond Fund, Inc.
   (17,772 shares,
    cost $234,871)                 -               -        296,606               -               -                -      296,606

  Federated Stock Trust
   (16,596 shares, cost
    $394,091)                      -               -              -           422,379                 -              -       422,379

  Federated Capital
  Preservation
  Fund FKA Federated GIC
   (19,009 shares,
    cost $190,093)                 -               -              -                 -           190,093               -      190,093

  ALLTEL Corporation
  Common Stock
   (660,083 shares,
    cost $7,092,170)               -               -               -                 -                -       19,472,449  19,472,449



     Total Investments       768,128         271,454         296,606           422,379          190,093       19,472,449  21,421,109


Cash                               3               1               -                  2                1           1,960      1,967

Employee Contributions
 Receivable                        -               -               -                 -                -             -          -

Dividends, Interest and
 Other Receivable              1,763           6,064               7            12,974              789         157,752    179,349

 Net Assets Available
  for Plan Benefits       $  769,894      $  277,519      $  296,613       $   435,355       $  190,883    $ 19,632,161 $21,602,425


                     The accompanying notes are an integral part of these

CP NATIONAL CORPORATION
INCENTIVE THRIFT SAVINGS PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS AS OF
DECEMBER 31, 1992




                                                         COMMON STOCK            SHORT-TERM            EQUITY              TOTAL


ASSETS
  Investments, at Fair Value (Note 3):
    ALLTEL Corporation Common Stock
      (356,704 shares, cost $7,262,423)               $17,032,616         $      -                   $       -             $17,032,6

    State Street Bank and Trust Company
    Short-Term Investment Fund
      (1,032,000 shares, cost $1,032,000)                   6,000               1,023,000               3,000             1,032,000

    The Evergreen Total  Return Fund
      (66,889 shares, cost $1,208,237)                          -                       -           1,299,646             1,299,646

    Total Investments                                  17,038,616               1,023,000           1,302,646             19,364,26


  Cash                                                        731                     110                 144                     98

  Employer Contributions Receivable                        11,173                       -                   -                  11,1

  Dividends, Interest and Other Receivables               145,227                   2,991                 158                 148,3

      Total Assets                                     17,195,747               1,026,101           1,302,948               19,524,


LIABILITIES

  Distributions Payable to Participants                         -                       -                   -

  Non-vested Employer Contributions
      Forfeited                                                 -                       -                   -

  Payable for Investments Purchased                             -                       -                   -  -

      Total Liabilities                                         -                       -                   -  -


NET ASSETS AVAILABLE FOR PLAN BENEFITS                $17,195,747              $1,026,101          $1,302,948                    $1


    The accompanying notes are an integral part of these financial statements.

                                                3

CP NATIONAL CORPORATION
INCENTIVE THRIFT SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
For the Year Ended December 31, 1993


                                                                                     F E D E R A T E D
                          COMMON        SHORT-                                     STOCK &                        ALLTEL
                          STOCK         TERM        EQUITY     AGM       GROWTH      BOND      STOCK      GIC     STOCK        TOTAL
ADDITIONS
 Contributions:
  Employee              $    -     $      -    $      -   $     -   $     -    $      -  $      -    $     - $     -  $        -

  Employer                   -            -           -         -         -           -  $      -          -       -           -

   Total Contributions       -            -           -         -         -           -         -          -       -           -

 Investment Income:
  Dividends                  -           -           -      22,778     2,360      8,516      5,731     9,753    571,532      620,670

  Interest & Other Income    -           -           -          74        46        341         63        25      7,779        8,328

   Total Investment Income   -           -           -      22,852     2,406       8,857     5,794     9,778     579,311     628,998

 Net Gain Realized on Disposition
   of Investments            -           -           -           -     5,180       3,859    14,487         -       8,119      31,645

 Net Unrealized Appreciation
 (Depreciation) in the Fair
  Value of Investments       -           -           -           -   (28,879)     61,735    28,288         -   3,737,220  3,798,364

 Proceeds From Investment
  Liquidation                -           -           -     970,004   321,238     218,126   406,958    194,820 17,413,650 19,524,796

 Transfers                   -           -           -      (1,196)     (386)      9,327        24     (9,287)     1,518          -

 Other                       -           -           -           -          -           -         -          -          -          -

 Total Additions             -           -           -     991,660   299,559    301,904   455,551    195,311 21,739,818 23,983,803


DEDUCTIONS
 Distributions and
       Withdrawls            -           -           -     221,766    22,040      5,291    20,196      4,428  2,107,657 21,906,174

 Non-vested Employer
   Contributions Forfeited   -           -           -           -            -         -         -          -          -          -

 Liquidation of Funds 17,195,747   1,026,101  1,302,948          -            -         -         -          -          -          -

   Total Deductions   17,195,747   1,026,101  1,302,948    221,766    22,040      5,291    20,196     4,428  2,107,657 21,906,174


NET ASSETS
 Increase (Decrease)
  for the Year      (17,195,747) (1,026,101) (1,302,948)   769,894   277,519   296,613   435,355   190,883 19,632,161  2,077,629
 Balance, January 1  17,195,747   1,026,101   1,302,948          -         -         -         -         -          - 19,524,796

 Balance,
  December 31       $          - $         - $        - $  769,894 $ 277,519  $ 296,613   435,355  190,883 19,632,161 21,602,425

    The accompanying notes are an integral part of these financial statements.

CP NATIONAL CORPORATION
INCENTIVE THRIFT SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 1992




                                        COMMON STOCK              SHORT-TERM              EQUITY              TOTAL


ADDITIONS
  Contributions:
      Employee                            $    145,655         $       57,362              $   108,169         $   311,186

      Employer                                 141,369                      -                        -             141,369

        Total Contributions                    287,024                 57,362                 108,169             452,555

  Investment Income:
    Dividends                                  611,894                      -                 121,779             733,673

    Interest and Other Income                    1,723                 51,970                     453              54,146

      Total Investment Income                  613,617                 51,970                 122,232             787,819

  Net Gain Realized on Disposition
    of Investments                             385,149                      -                  11,553              396,702

  Net Unrealized Appreciation in the Fair
    Value of Investments                     3,101,848                      -                  19,961            3,121,809

  Transfers                                        300                (93,814)                 93,514                    -

      Total Additions                        4,387,938                 15,518                 355,429             4,758,885


DEDUCTIONS
  Distributions and Withdrawls               4,097,772                459,786                 721,957             5,279,515


NET ASSETS
  Increase (Decrease) for the year             290,166               (444,268)               (366,528)             (520,630)
  Balance, January 1                        16,905,581              1,470,369               1,669,476            20,045,426

  Balance, December 31                     $17,195,747             $1,026,101              $1,302,948           $19,524,796

  The accompanying notes are an integral part of these financial statements.

                       CP NATIONAL CORPORATION
                     INCENTIVE THRIFT SAVINGS PLAN

                       NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 1993 AND 1992



1. PLAN DESCRIPTION

General

The CP National Corporation Incentive Thrift Savings Plan (the "Plan") is a definedcontribution plan administered by an Administrative Committee appointed by the Board of Directors of CP National Corporation (the "Company").
The Company is a wholly-owned subsidiary of ALLTEL Corporation. The Plan, which is a voluntary savings program established for the benefit of eligible employees of the Company and its participating subsidiaries, became effective on January 1, 1983. The Plan's assets were held by State
Street Bank and Trust Company under a trust agreement during the 1992 Plan Year. NationsBank of Texas, N.A. became the trustee of the Plan beginning January 1, 1993.

Eligibility

During 1992, only the eligible employees of Ocean Technology, Inc. ("OTI"), a wholly-owned subsidiary of the Company, became or continued as active participants under the Plan until July 31, 1992, when contributions ceased in connection with the sale of substantially all of the assets of OTI.

Contributions

Beginning August 1, 1992, with the cessation of active participation of OTI employees, no more contributions, employee and employer, are being made into the Plan, except for the additional employer contributions made in January 1993 as a result of the restoration of forfeited accounts of previously terminated participants, as required by law.

Up to July 31, 1992, eligible employees were allowed to contribute up to 16% of their base earnings to the Plan each year. Participants were also allowed to contribute up to 10% of their base earnings or $8,728, whichever is less, on a tax-deferred basis. In order to participate, it was required that at least 1% of the employee's contribution be contributed on a tax-deferred basis. Participants were also allowed to contribute up to 10% of their base earnings on an after-tax basis, however, the combination of the two was limited to 16% of the participants' base earnings.

During 1992, the Company contributed to the participants' Plan accounts, amounts equal to 50% of the portion of the tax-deferred contribution that did not exceed 6% of the participants' base pay.


                                               6
                                             -22-

Vesting

In connection with the sale of assets of OTI, pursuant to the provisions of the Plan, the Committee adopted a schedule to the Plan which provided that all accounts under the Plan (including any Suspense Account maintained under Section
9.3 of the Plan not earlier forfeited) be 100% vested and nonforfeitable.

As of December 31, 1993, 245 participants, which are no longer employees of the Company, had account balances totaling approximately $8,008,617 which were 100% vested.

Benefit Payments

Participants or their estate, as applicable, are entitled to receive the vested balance of their Plan account (1) when they retire at age 55 or later, with ten or more years of service, or (2) when they retire at age 65 or later, or (3) if they become permanently disabled, or (4) upon death, or (5) upon separation from service with the Company or any of its affiliates. Participants may withdraw funds, with the approval of the Plan's Administrative Committee, from their account balance to satisfy their heavy and immediate financial need.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared on the accrual basis of accounting.

Investments are stated at fair value based on quoted market values.

Realized and unrealized appreciation/depreciation of Plan assets is based on the difference between the value of the assets at the beginning of the year (revalued cost) or at the time of purchase during the year and the selling price (realized) or the fair value of the assets at year end (unrealized).

Distributions are valued as of the last business day of the calendar quarter or month, as applicable, preceding the distribution, based on the fair value as of such date.





                                               7
                                             -23-

3. SIGNIFICANT INVESTMENTS

Effective January 1, 1993, Federated Securities Corporation became the investment manager of the Plan assets. Accordingly, all investment holdings in the State Street Bank and Trust Company Short-Term Investment Fund, the Evergreen Total Return Fund and the Common Stock Fund were liquidated as of that date. Plan participants could then elect to re-invest their holdings in any of the following six funds: The Automated Government Money Trust, The Federated Growth Trust, The Federated Stock Trust, The
Stock and Bond Fund, The Capital Preservation Fund, and The ALLTEL Stock Fund. If no investment election was made by the participant, then his/her holdings were re-invested in the following manner: all non-Common Stock Fund holdings were invested in the Automated Government Money Trust and all Common Stock Fund holdings were invested in the ALLTEL Stock Fund. A description of each of the investment funds is as follows:

        The Automated Government Money Trust ("AGM"). Contributions to this fund are principally invested in short-term United States Treasury obligations.

        The Federated Growth Trust ("GROWTH"). Contributions to this fund are invested primarily in equity securities of companies with prospects for above-average growth in earnings and dividends or of companies where significant fundamental changes are taking place.

        The Federated Stock Trust ("STOCK"). Contributions to this fund are principally invested in common stocks of high quality companies. This is a no-load mutual fund.

        The Stock and Bond Fund ("STOCK AND BOND"). Contributions to this fund are invested in Class A shares representing interests in an open-end, diversified management investment company known as Stock and Bond Fund, Inc.

        The Capital Preservation Fund ("GIC"). Contributions to this fund are invested primarily in guaranteed investment contracts.

        The ALLTEL Stock Fund ("ALLTEL STOCK"). Contributions into the ALLTEL Stock Fund were used to purchase shares of ALLTEL Corporation common stock in the open market.

        Appropriate adjustments were made to participants' Plan accounts for any stock dividends, stock splits, subdivision, reclassification or combination of shares.

                                               8
                                             -24-

In 1992, Plan participants could elect to invest their contributions in any of the following three funds:

        The Short-Term Fund ("SHORT-TERM"). Contributions to this fund were invested in units of the Short-Term Investment Fund ("STIF") managed by State Street Bank and Trust Company (the "Bank") as the investment manager. STIF's assets were invested in short-term obligations such as government bonds and certificates of deposit selected by the Bank.

        The Common Stock Fund ("COMMON STOCK"). Contributions into the Common Stock Fund were used to purchase shares of ALLTEL Corporation common stock in the open market. Appropriate adjustments were made to participants' Plan accounts for any stock dividends, stock splits, subdivision, reclassification or combination of shares.

        The Equity Fund ("EQUITY"). Contributions to this fund were principally invested in the Evergreen Total Return Fund, a no-load mutual fund.

4. PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan at any time.

5. ADMINISTRATIVE FEES

Administrative, audit, legal, trustee and other expenses related to the Plan's operation are generally paid by the Company. At the option of the Administrative Committee, the Plan may pay certain fees and expenses.
The Company paid all administrative fees in 1993 and 1992.

6. INCOME TAXES

The Plan has received a favorable determination letter from the Internal Revenue Service (the "IRS") dated December 27, 1985, which states that the Plan is "qualified" for the purposes of Section 401 of the Internal Revenue Code. Amendments to the Plan agreement have not been filed with the IRS. It is the opinion of the Administrative Committee that a favorable determination letter would be received for the Restatement Plan and Amendments 1 through 7.


                                               9
                                             -25-

7. PLAN AMENDMENT

During 1992, the following amendment to the January 1, 1987 Restatement Plan agreement was adopted:

Amendment No. 7 - Amends the Plan to recognize the authority of the Pension Investment Committee to oversee the investment of Trust assets in connection with the appointment of NationsBank of Texas as successor Trustee.







































                                              10
                                             -26-

CP NATIONAL CORPORATION
INCENTIVE THRIFT SAVINGS PLAN


SCHEDULE OF REPORTABLE TRANSACTIONS

for the year ended December 31, 1993


                                                                                                           Sales
Description of                    Number of                     Number of                                                     Origin
   Asset                          Purchases                       Sales                Purchases                  Sale Price     Cos





                                                                      -NONE-




                                                                                        -27-